Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Orthofix Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.10 per share	Other	54,834 (1)	$14.35 (2)	$786,867.90	0.00014760	$116.14
Total Offering Amounts					$786,867.90		$116.14
Total Fee Offsets					⸻		⸻
Net Fee Due							$116.14

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Orthofix Medical Inc. 2024 CHRO Inducement Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of the Registrant as reported on the Nasdaq Global Select Market on July 9, 2024, which was $14.35 per share.